SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_______________________________________

Healthbridge, Inc.

(Exact name of registrant as specified in its charter)

Texas	06-1538201
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3, Canada

(Address of principal executive offices)

The 2002 Benefit Plan of Healthbridge, Inc.

(Full title of the plan)

Lawyer's Aid Service, Inc. 408 West 17th Street, Suite 101

Austin, Texas 78701

(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (512) 474-2002

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,000,000	$0.25	$1,250,000	$298.75

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of February 28, 2002, a date within five business days prior to the date of filing of this registration statement.

2002 Employee Benefit Plan of Healthbridge, Inc.

Cross-Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Plan.

Registration Statement Item Numbers and Headings	Prospectus Heading

1. Plan Information	Section 10(a) Prospectus

2. Registrant Information and	Section 10(a) Prospectus
Employee Plan Annual Information

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Healthbridge, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000

2. All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.

3. The description and specimen certificate of the common stock contained in the Company's Form 10-SB Registration Statement filed on April 17, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment, that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's initial Form 10-SB Registration Statement filed with the Commission on April 17, 2000, and is incorporated herein by reference. (See "Item 3. Incorporation of Documents by Reference.")

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Item 5. Interests of Named Experts and Counsel

No expert is named as preparing or certifying all or part of the Registration Statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being registered hereby was hired on a contingent basis or has or is to receive, in connection with this registration, a substantial interest, direct or indirect, in the Company.

Item 6. Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act (the "Act") provides that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the Act.

The Company's Articles of Incorporation provide: "Each person who was or is made a party to, or is threatened to be made a party to, or who was or is made a nonparty witness or otherwise involved as a nonparty in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director, officer, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such action, suit or proceeding is alleged in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the TBCA (as the same now exists or hereafter may be amended, but in the event of any such amendment only to the extent that such amendment authorizes broader indemnification rights than the TBCA permitted prior to such amendment) from and against any and all liability, loss and expense (including attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such proceeding and any appeal therefrom and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and administrator of such person; provided that, except as provided in Section 2 of this Article Fourteen, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section 1 or this Article Fourteen shall be a contract right and shall include the right to have the corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition, any advance payments to be paid by the corporation shall be paid within 30 calendar days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the TBCA requires, the payment of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Fourteen or otherwise. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Article Fourteen with respect to the indemnification and advancement of expenses of directors and officers of the corporation."

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 6.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) To treat, for the purpose of determining any liability under the Securities Act of 1933 as amended (the "Securities Act"), each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on February 28, 2002.

Healthbridge Inc.

By: /s/ Nora Coccaro_____
Nora Coccaro, as President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nora Coccaro, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons, in their respective capacities, have signed this Registration Statement on the date indicated.

Signature	Title	Date

/s/ Nora Coccaro	President, Director	February 28, 2002
Nora Coccaro

/s/ Wilhem Liesner	Director	February 28, 2002
Wilhem Liesner

INDEX TO EXHIBITS

Commission Ref. No.	Description of Exhibit	Page
Exhibits

4	2002 Benefit Plan of the Company	7

5, 23.2	Opinion and Consent of Counsel with respect to the legality of the issuance of securities pursuant to S-8 Registration Statement	10

23.1	Consent of Accountant	13